EXHIBIT 11


                                VOTING AGREEMENT

      In consideration of Silkworm Acquisition Corporation, a Delaware corporation ("HOLDCO"), Insilco Corporation, a Delaware corporation (the "COMPANY"), and INR Holding Co., a Delaware corporation and existing wholly owned subsidiary of the Company ("EXISTING SUB"), entering into on the date hereof an Agreement and Plan of Merger (the "MERGER AGREEMENT") which provides, among other things, that upon the terms and subject to the conditions thereof,
(i) pursuant to the Reorganization Merger (as defined in the Merger Agreement), the Company will become a wholly-owned subsidiary of Existing Sub and the shares of common stock in the Company (the "COMPANY COMMON STOCK") will be exchanged for shares of common stock of Existing Sub, having the same rights, powers, privileges and preferences as the Company Common Stock and (ii) immediately following the Reorganization Merger, Holdco will be merged with and into Existing Sub (the "MERGER") with Existing Sub continuing as the surviving corporation, and pursuant thereto each outstanding share of the Company Common Stock will be converted into the right to receive the Merger Consideration (as defined in the Merger Agreement) in accordance with the terms of the Merger Agreement, the undersigned holder (the "STOCKHOLDER") of shares of the Company Common Stock agrees with Holdco as follows:

        1. During the period (the "AGREEMENT PERIOD") beginning on the date hereof and ending on the earliest of (i) the Effective Time (as defined in the Merger Agreement), (ii) the date that is 90 days after the termination of the Merger Agreement in accordance with Section 9.01(e), 9.01(f) or 9.01(g) thereof and payment in full of all amounts (if any) payable to Holdco pursuant to
Section 5.04 of the Merger Agreement and (iii) the date of termination of the Merger Agreement for any other reason, the Stockholder hereby agrees to vote 1,783,878 shares of Company Common Stock (the "STOCKHOLDER SECURITIES") to approve and adopt the Merger Agreement and the Merger (provided that the Stockholder shall not be required to vote in favor of the Merger Agreement or the Merger if the Merger Agreement has, without the written consent of the Stockholder, been amended in any manner that is material and adverse to the Stockholder) and any actions directly and reasonably related thereto at any meeting or meetings of the stockholders of the Company, and at any adjournment thereof, at which such Merger Agreement, or such other actions, are submitted for the consideration and vote of the stockholders of the Company so long as such meeting is held and completed (including any adjournment thereof) prior to the termination of the Agreement Period. Notwithstanding anything to the contrary provided in this Voting Agreement, if at any time (i) there is a tender or exchange offer (an "OFFER") commenced by any person to purchase Company Common Stock and (ii) the Merger Agreement has been terminated pursuant to
Section 9.01(e), 9.01(f) or 9.01(g) thereof, then the Stockholder shall have the right to validly tender any or all of its Stockholder Securities into the Offer three business days (the "TENDER DAY") prior to any scheduled expiration of such Offer. Any such tender or sale pursuant thereto shall not be a breach of the provisions of this Voting Agreement and the Agreement Period shall be deemed to end upon consummation of such Offer. In addition, nothing in this Voting Agreement shall preclude the Stockholder from making, during the Agreement Period, any election with respect to the form of consideration in respect of an Acquisition Proposal.

      At or prior to 10:00 A.M. (New York City Time) on the Tender Day, Stockholder will deliver to Holdco written notice if it elects to tender into such Offer. If Stockholder elects to tender into the Offer, Holdco will have the nonassignable option to purchase all (but not less than all) of the Stockholder Securities at a price of $44.50 per share in cash by delivery to Stockholder of a written notice making such election no later than 10:00 A.M. (New York City
Time) on the business day immediately following the Tender Day. In the event Holdco exercises such option, Stockholder will withdraw any Stockholder Securities that were tendered in the Offer, and the settlement for the purchase thereof by Holdco pursuant to this paragraph will take place by 12:00 Noon (New York City Time) on the second business day immediately following the Tender Day. This Voting Agreement shall terminate immediately following such purchase, or upon Holdco's failure to consummate such purchase by such designated time.

        2. During the Agreement Period, the Stockholder hereby agrees that it will not vote any of the Stockholder Securities in favor of the approval of any other merger, consolidation, sale of assets, reorganization, recapitalization, liquidation or winding up of the Company or any other extraordinary transaction involving the Company or any matters related to or in connection therewith, or any corporate action relating to or the consummation of which would either frustrate the purposes of, or prevent or delay the consummation of, the transactions contemplated by the Merger Agreement.

        3. During the Agreement Period, the Stockholder will not, directly or indirectly, (i) take any action to solicit, initiate, encourage or facilitate any Acquisition Proposal or (ii) engage in negotiations or discussions with, or furnish or disclose any nonpublic information relating to the Company or any Subsidiary or afford access to the properties, books or records of the Company or any Subsidiary to, or otherwise assist, facilitate or encourage, any Third Party (other than Holdco, its affiliates and their respective directors, officers, employees, agents or representatives) that the Stockholder believes may be considering making, or has made, an Acquisition Proposal. The Stockholder will promptly notify Holdco after receipt of any Acquisition Proposal or any indication from any Third Party that it is considering making an Acquisition Proposal and will keep Holdco fully informed of the status and details of any such Acquisition Proposal, indication or request. Anything herein to the contrary notwithstanding, this Voting Agreement shall not limit actions taken, or require actions to be taken, (i) by any party related to the Stockholder who is, or one or more of whose affiliates, directors, partners, officers or employees is, a director or officer of the Company that are required or restricted by such director's fiduciary duties or such officer's employment duties, or permitted by the Merger Agreement, and that, in each case, are undertaken solely in such person's capacity as a director or officer of the Company and, in the case of an officer of the Company, as directed by the Board of Directors of the Company or (ii) by an affiliate of the Stockholder, in such affiliate's capacity as investment banker, investment broker or financial advisor to the Company, to the extent such affiliate performs such actions at the request of the Board of Directors of the Company in connection with the exercise by the Board of Directors of its fiduciary obligations under applicable law consistent with the Company's rights and obligations under the Merger Agreement.

        4. The Stockholder agrees not to exercise any rights (including, without limitation, under Section 262 of the General Corporation Law of the State of Delaware) to demand appraisal of any shares of Company Common Stock owned by the Stockholder with respect to the Merger.

        5. The Stockholder hereby represents and warrants to Holdco that as of the date hereof:

       (a) the Stockholder (i) owns beneficially all of the Stockholder Securities, (ii) has the full and unrestricted legal power, authority and right to enter into, execute and deliver this Voting Agreement without the consent or approval of any other person and (iii) is not party to any voting agreement, and has not granted any person any proxy (revocable or irrevocable), with respect to the Stockholder Securities (other than this Voting Agreement);

       (b) this Voting Agreement is the valid and binding agreement of the Stockholder; and

       (c) other than as disclosed pursuant to the Merger Agreement, no investment banker, broker or finder is entitled to a commission or fee from the Company in respect of this Voting Agreement based upon any arrangement or agreement made by or on behalf of the Stockholder.

        6. If any provision of this Voting Agreement shall be invalid or unenforceable under applicable law, such provision shall be ineffective to the extent of such invalidity or unenforceability only, without in any way affecting the remaining provisions of this Voting Agreement.

        7. This Voting Agreement may be executed in two or more counterparts each of which shall be an original with the same effect as if the signatures hereto and thereto were upon the same instrument.

        8. The parties hereto agree that if for any reason any party hereto shall have failed to perform its obligations under this Voting Agreement, then the party seeking to enforce this Voting Agreement against such non-performing party shall be entitled to specific performance and injunctive and other equitable relief, and the parties hereto further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief. This provision is without prejudice to any other rights or remedies, whether at law or in equity, that any party hereto may have against any other party hereto for any failure to perform its obligations under this Voting Agreement.

        9. This Voting Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

        10. The Stockholder will, upon reasonable request, execute and deliver any additional documents deemed by Holdco to be necessary or desirable to complete and effectuate the covenants contained herein.

        11. This Voting Agreement shall terminate upon the termination of the Agreement Period.

        12. The Stockholder agrees that it will not sell, transfer, assign, encumber or otherwise dispose of any of the Stockholder Securities (whether to an affiliate or otherwise) until the expiration of the Agreement Period, other than pursuant to the Reorganization Merger or pursuant to the terms of this Voting Agreement.

        13. Holdco and the Company understand and agree that this Voting Agreement pertains only to the Stockholder and not to any of its affiliates, if any, or advisers.

        14. (a) Holdco and the Company severally and not jointly represent and warrant to the Stockholder that (i) there is no agreement, understanding or commitment, written or oral, to pay any consideration directly or indirectly in connection with the Merger or otherwise to or for the benefit of any holder of Company Common Stock or options thereon other than as set forth in the Merger Agreement (except, in the case of directors, employees, agents, customers, suppliers or contractors of the Company who are also holders, such consideration as is payable by the Company in the ordinary course of business and except for amounts payable to officers, directors or employees in connection with or pursuant to any options, or option, stock purchase, stock ownership or other employee benefit plans), (ii) this Voting Agreement is the valid and binding agreement of Holdco and the Company, as the case may be, and (iii) Holdco and the Company, as the case may be, have not entered into any voting agreements with any other existing shareholders of the Company prior to or concurrently with this Voting Agreement.

       (b) If Holdco or the Company enters into any agreement with any other stockholder having a purpose or effect substantially similar to that of this Voting Agreement on financial or other terms (with respect to such other stockholder) more favorable than the terms of this Voting Agreement, the Stockholder will have the right to elect any of the benefits thereof, as they may be amended or waived from time to time.

        15. All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given:

      if to Holdco, to:

      Thompson Dean
      c/o DLJ Merchant Banking II, Inc.
      277 Park Avenue
      New York, New York  10172
      Telecopy:  212-892-7552

      if to the Company, to:

      Insilco Corporation
      425 Metro Place North
      5th Floor
      Dublin, Ohio  43017
      Attention: General Counsel
      Telecopy:  614-791-3195
      if to the Stockholder, to:

      Water Street Corporate Recovery Fund I, L.P.
      c/o Goldman, Sachs & Co.
      85 Broad Street
      New York, New York  10004
      Attention: David J. Greenwald, Esq.
      Telecopy:  212-357-5505

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto.

        16. Capitalized terms not defined herein shall have the meaning ascribed to them in the Merger Agreement. For purposes of this Voting Agreement, following consummation of the Reorganization Merger, "COMPANY" means Existing Sub and "COMPANY COMMON STOCK" means the shares of common stock of Existing Sub resulting from the Reorganization Merger.

      IN WITNESS WHEREOF, the parties hereto have executed this Voting Agreement as of this 24th day of March, 1998.


                                          SILKWORM ACQUISITION
                                             CORPORATION


                                          By:   /s/ William F. Dawson, Jr.
                                               ____________________________
                                             Name:  William F. Dawson, Jr.
                                             Title: Vice President


                                          INSILCO CORPORATION


                                          By:   /s/ Robert L. Smialek
                                               ____________________________
                                             Name:  Robert L. Smialek
                                             Title: Chief Executive Officer


                                          WATER STREET CORPORATE
                                             RECOVERY FUND I, L.P.


                                          By:  Goldman, Sachs & Co.,
                                                 its General Partner


                                          By:   /s/ Terence M. O'Toole
                                               ____________________________
                                             Name:  Terence M. O'Toole
                                             Title: Managing Director